Exhibit 99.1

NEWS RELEASE TRANSMITTED BY MARKETWIRE

FOR:  AISYSTEMS, INC.

OTC Bulletin Board SYMBOL:  ASYI

February 16, 2011

AISystems Appoints John McMahon to its Advisory Board

KIRKLAND, WASHINGTON--(Marketwire - Feb. 16, 2011) - AISystems, Inc. (OTCBB:ASYI) ("AISystems" or the "Company"), creator of jetEngine(TM), a revolutionary business platform software system for the airline industry, is pleased to announce the appointment of Mr. John McMahon to the Company's Advisory Board.

John McMahon's background

John McMahon was the Chairman, Chief Executive Officer and President of Genesis Lease Limited ("Genesis"), a global commercial aircraft leasing company based in Ireland and listed on the New York Stock Exchange, from its formation in July 2006 until the completion of its merger with AerCap Holdings N.V. (NYSE:AER) in March 2010. Mr. McMahon has 24 years of global experience in the aviation industry. Immediately prior to joining Genesis, Mr. McMahon was founder and Managing Director of AVIMCO, an aviation investment advisory firm that was engaged by GE Capital Aviation Services (GECAS) to assist with the formation and IPO of Genesis.

He began his aviation career in 1986 as an Operations Research Analyst at Ireland's national airline, Aer Lingus, and later was responsible for route planning and fleet planning. In 1990, he joined GPA Group, then the world's leading aircraft lessor, with a particular focus on developing the aircraft investment market in Japan. He transferred to GECAS upon its formation in 1993 when it assumed management responsibility for GPA's aircraft lease portfolio. In 1995, he joined the Daimler-Benz (now Daimler) project team to establish its associated aircraft leasing company, debis AirFinance (now AerCap) in Amsterdam. He was instrumental in growing the company from a start-up into a major global player with more than 90 airline customers worldwide.

In 2003, he moved from his position as Managing Director of debis AirFinance to become Deputy Managing Director of Structured Asset Finance at Lloyds TSB Bank plc in London. He founded AVIMCO in 2004, through which he acted as advisor on a number of large-scale aviation-related private equity projects.

Mr. McMahon holds a Bachelor of Engineering degree from the National University of Ireland and graduate diplomas in accounting and finance (Association of Chartered Certified Accountants), management (University of Dublin, Trinity College) and computer modeling & simulation (University of Dublin, Trinity College). He has completed the Advanced Management Program at Harvard Business School. He also holds a Diploma in Company Direction from the Institute of Directors and is Chairman of BNP Paribas Ireland, part of one of the world's leading banking groups, non-executive director of Mindconnex Learning Limited, an innovative educational multimedia company and an Advisory Council member of ISTAT AirLink, the humanitarian initiative of the international aviation industry body, ISTAT.

Advisory Board Welcome

Mr. McMahon joins the AISystems Advisory Board chaired by finance and technology expert Salman Ullah, Managing Director of Merus Capital and former Vice President of Corporate Development at Google, where he was responsible for all investments and acquisitions; Tim Morgan, the Founder of WestJet Airlines; and Christoph Flugel, Chief Pilot of Swiss International Air Lines.

"We are pleased to welcome John to the AISystems Advisory board. He has a tremendous amount of experience gained in the aviation industry over the past 24 years," commented Mr. Ullah, Chairman of the AISystems Advisory Board. "We believe that this experience will provide strong support and insight in the further development of the jetEngine(TM) products."

"Airlines are in desperate need of an integrated, comprehensive and quick-response solution to the business planning process," Mr. McMahon remarked. He continued to state "AISystems' jetEngine(TM) Business Planning Suite ("jetEngine(TM) BPS") provides airlines with the tools to analyze key airline industry variables in a holistic way, evaluating multiple planning scenarios through fast, robust, simultaneous analysis, creating feasible business plans and the financial implications of each".

Mr. McMahon further stated, "jetEngine(TM) BPS represents a unique product in airline business planning. It has the potential to unlock significant additional value for commercial airlines."

Stephen C. Johnston, President and CEO of AISystems stated, "Having John come on the Advisory Board is another significant step forward for our company. His background and knowledge of the airline industry is a tremendous asset to AISystems, allowing us to continue producing world class products."

About AISystems

AISystems has developed a unique, proprietary business platform software system for the airline industry called jetEngine(TM), which is comprised of systems and mathematical algorithms capable of generating significant profitability improvements through strategic business planning capabilities, resource scheduling, revenue management and integrated operations. More information about AISystems can be found at www.aisystems.org.

Safe Harbor Statement

This press release may contain "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company's Annual Report on Form 10-K and in the Company's recent report on Form 8-K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

FOR FURTHER INFORMATION PLEASE CONTACT:

AISystems, Inc.
Stephen C. Johnston
President and Chief Executive Officer
+1 (425) 749-7287
steve@aisystems.org
www.aisystems.org

INDUSTRY:  Aerospace and Defense-Aircraft, Computers and Software-Software, Transportation and Logistics-Air Freight

SUBJECT:   BRD

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